SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

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|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          FINANCIAL INSTITUTIONS, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      paid previously. Identify the previous filing by registration number, or
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

                          FINANCIAL INSTITUTIONS, INC.

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

      The Annual Meeting of Shareholders of Financial Institutions, Inc. will be held at the Company's offices at 220 Liberty Street, Warsaw, New York 14569 on May 10, 2000, at 10:00 a.m. for the following purposes:

1.    To elect four directors for three-year terms; and

2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on March 31, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

      Thank you for your cooperation.

                                          On Behalf of the Board of Directors



                                          Peter G. Humphrey, President and
                                          Chief Executive Officer

Warsaw, New York
April 10, 2000


Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope, which will require no postage if mailed in the United States.


                          Financial Institutions, Inc.
         220 Liberty Street, P. O. Box 227, Warsaw, New York 14569-0227

                                 PROXY STATEMENT

      This Proxy Statement is furnished in connection with solicitation of the enclosed proxy on behalf of the Board of Directors of Financial Institutions, Inc. in connection with the Annual Meeting of Shareholders of the Company to be held on May 10, 2000.

      The principal executive offices of the Company are located at 220 Liberty Street, Warsaw, New York 14569. The approximate date on which this proxy statement and the enclosed proxy are being sent to shareholders is April 10, 2000.

      The close of business on March 31, 2000 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 11,006,733 shares of Common Stock, each of which is entitled to one vote on each matter at the meeting.

      The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, will be voted for the election as directors of the persons nominated by the Board of Directors. A shareholder giving a proxy has the right to revoke it at any time before it has been voted by (i) giving written notice to that effect to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date which is voted at the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting.


                              ELECTION OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES.

      The Company's Board of Directors is divided into three equal classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and have qualified. On March 3, 2000, the Board of Directors increased, by one, the number of Directors serving in the class with terms of office expiring in 2003. Also, on March 3, 2000, the Board of Directors elected Samuel M. Gullo a director to serve the remainder of the term of James R. Hardie, who resigned from the Board in January 2000. The terms of W.J. Humphrey III, Donald I. Wickham and James H. Wyckoff expire this year. Mr. Wickham is retiring from the Board and will not stand for reelection. The Board of Directors has nominated W. J. Humphrey III, James H. Wyckoff, John R. Tyler, Jr. and Bryan G. vonHahmann for election as directors for three-year terms. The Board of Directors believes that the nominees will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors. In 1999, the Board of Directors held eight meetings.

      Directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election. Proxies indicating abstentions and broker non-votes are counted for quorum purposes but are not counted for or against the election of directors. The Company's By-laws govern the methods for counting votes and vest this responsibility in the inspectors of election appointed to perform this function.

      The Board of Directors has established Audit, Compensation and Nominating Committees. The Audit Committee reviews the general scope of the audit conducted by our independent auditors and matters relating to our internal control systems. In performing its function, the Audit Committee meets separately with representatives of our independent auditors and with representatives of senior management. The Audit Committee is comprised of Messrs. Dambra, Gullo, South, Wickham, and Wyckoff, all of whom are non-employee directors. In 1999, the Audit Committee held three meetings.

      The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of our executive officers and for establishing policies to deal with various compensation and employee benefit matters. The Compensation Committee administers our management stock incentive plan and grants awards to our key employees under such plan. The Compensation Committee is comprised of Messrs. Wyckoff, Dambra, Gullo, Donald G. Humphrey, South, and Wickham, all of whom are non-employee directors. In 1999, the Compensation Committee held nine meetings.

      The Nominating Committee is responsible for nominating individuals to serve on the Board of Directors. The Nominating Committee is comprised of Messrs. Wyckoff and Donald G. Humphrey, both of whom are non-employee directors, and Peter G. Humphrey and W. J. Humphrey, Jr. In 1999, the Nominating Committee held one meeting.

      Directors who are not employed by our subsidiary banks or the Company are paid an annual retainer of $7,500 of which 50% is paid in cash and 50% in the Company's stock, and a separate fee for each board or committee meeting that they attend. The fees for attending a Board meeting are $750 and the fees for attending Committee meetings are $500 for the committee chairman and $400 for each other member of the Committee. We do not pay the directors who are employed by our subsidiary banks or the Company an annual retainer or any compensation for attending Board or Committee meetings. Under the 1999 Directors Stock Incentive Plan, our non-employee directors receive options to purchase 1,000 shares of our Common Stock upon their election to the Board of Directors, and 1,000 shares upon each annual anniversary date during their terms. An eligible director who begins service on a date other than the date of an annual meeting of shareholders receives a pro rata option grant. In 1999, non-employee directors received options to purchase 2,000 shares of our Common Stock and will not receive additional options on the first anniversary of their terms.

      The following table sets forth information about the nominees and those directors whose terms of office will continue after the Annual Meeting.

                                              Principal Occupations and Other
                         Director  Term         Directorships Held in Public
Name and Age               Since   Expires               Companies
----------------------   --------  -------  ---------------------------------
Nominees:

W.J. Humphrey, III, 49    1982     2003     Senior Vice President, President and
                                            Chief Executive Officer of The
                                            Pavilion State Bank.

Bryan G. vonHahmann, 33            2003     Vice President of Empire Tractor,
                                            Inc., a retailer of agricultural and
                                            construction equipment, recreational
                                            vehicles and lawn and garden
                                            equipment.

John R. Tyler, Jr., 65             2003     Retired. Formerly Partner in Nixon
                                            Peabody LLP, attorneys.

James H. Wyckoff, 48      1985     2003     Associate Professor with the
                                            Departments of Public Administration
                                            and Economics, SUNY Albany.

Other Directors:

Jon J. Cooper, 47         1997     2001     President and Chief Executive
                                            Officer of Wyoming County Bank.

Samuel M. Gullo, 51       2000     2001     Owner, Family Furniture, Inc., a
                                            retail furniture store; and real
                                            estate developer.

W.J. Humphrey, Jr., 76    1948     2001     Chairman of the Board. Formerly
                                            President and Chief Executive
                                            Officer.

Thomas L. Kime, 46        1989     2001     President and Chief Executive
                                            Officer of The National Bank of
                                            Geneva.

Barton P. Dambra, 58      1993     2002     President of Markin Tubing Inc., a
                                            manufacturer of steel tubing.

Donald G. Humphrey, 69    1958     2002     Retired. Formerly Vice President and
                                            Chief Mortgage Officer of Wyoming
                                            County Bank.

Peter G. Humphrey, 45     1983     2002     President and Chief Executive
                                            Officer.

H. Jack South, 74         1998     2002     Retired. Formerly Group Vice
                                            President of Abex Corp.

                                 STOCK OWNERSHIP

      The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission, with respect to the persons believed by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock.

     Name and Address            Number of Shares          Percent of Class
---------------------            ----------------          ----------------

Donald G. Humphrey                   627,100                     5.7%
3790 West Lake Rd.
Perry, NY 14530

Wyoming County Bank                  667,100                     6.1%
55 N. Main St.
Warsaw, NY  14569

      The following table sets forth information, as of March 3, 2000, with respect to the beneficial ownership of the Company's Common Stock by (a) each of the directors and nominees, (b) the Company's Chief Executive Officer and its four other most highly compensated executive officers as of December 31, 1999, and (c) all directors and executive officers of the Company as a group.

                                Number of Shares
 Name                            of Common Stock             Percent of Class
 ----                           ----------------             ----------------
W.J. Humphrey, Jr.                   488,500                       4.4%

Peter G. Humphrey                    276,600(1)                    2.5

Jon J. Cooper                          3,600                        *

Barton P. Dambra                       8,000                        *

Samuel M. Gullo                        4,000                        *

Donald G. Humphrey                   627,100                       5.7

W.J. Humphrey, III                   359,900(2)                    3.3

Thomas L. Kime                         7,275                        *

H. Jack South                          2,000                        *

John R. Tyler, Jr.                         0                        *

Bryan G. vonHahmann                    2,325                        *

Donald I. Wickham                      2,000

James H. Wyckoff                     256,600                       2.3

Randolph C. Brown                      3,740(3)                     *

Executive officers and
directors as a group (15
persons)                           2,708,740(4)                   24.6

* Denotes less than 1%

(1) Includes 54,000 shares held as custodian for his son. He disclaims beneficial ownership of these shares.
(2) Includes 100,000 shares held as custodian for his children. He disclaims beneficial ownership of these shares.
(3) Includes 50 shares held as custodian for his son. He disclaims beneficial ownership of these shares.
(4) Includes 667,100 shares held by Wyoming County Bank as Trustee.

                       COMPENSATION OF EXECUTIVE OFFICERS

                     EXECUTIVE COMPENSATION COMMITTEE REPORT

      The primary responsibility of the Compensation Committee ("Committee") is to approve the compensation, incentive and benefit programs of the Company for all employees. The Committee is composed entirely of outside, non-employee directors. The Committee approves participants who are eligible for the Executive Incentive Compensation Plan, sets the Plan targets for each year and approves payouts thereon, awards stock option grants, approves executive and senior management compensation, annually reviews the performance of the CEO and recommends the CEO compensation package to the Board. The objective of the Company's executive compensation program is to develop and maintain programs that contribute to the enhancement of shareholder value, while attracting and retaining key executives who are critical to the long-term success of the Company. It is expected that total compensation will vary annually, based on Company and individual performance.

      In 1999, the Compensation Committee retained the services of an executive salary consultant, who is independent and unassociated with the Company, the CEO, or any member of the Board or management, to assist in setting the total compensation of the CEO, executives and senior management of the Company, including stock option grants. The Committee believes it is critical to the ongoing success of the Company that it is able to attract and retain highly qualified executives and management with the talent to lead the organization in the creation of shareholder value. To support that effort, the Committee is responsible for:

     o Development of a total compensation package that includes a base salary, an annual incentive plan, and a stock option plan that encourages share ownership that is linked with shareholder interests.

     o Set base salaries that is commensurate with each individual's responsibility, experience, and contribution to the Company.

     o Ensure that salaries are competitive within the industry and our competitive marketplace so as to be able to attract and retain highly qualified executives and management teams.

     o    Promote a pay for performance culture.

      The Company's executive and management compensation program is made up of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants. The CEO presents recommendations for senior management compensation to the Committee each year prior to year-end for their approval. The Committee annually reviews the CEO's performance with respect to individual and Company performance.

BASE SALARY. The performance of each executive and the level of responsibility within their position are considered in establishing base salaries. Salary ranges have been established and are based upon duties as described in the position description. To ensure competitive salaries, the Committee annually reviews the results of compensation surveys to ensure salary ranges reflect competitive compensation levels within the industry and the local marketplace. Peter G. Humphrey receives an annual salary of $298,920 for 2000. In determining Mr. Humphrey's salary, the Committee took into consideration the salaries of CEO's of similar-sized bank holding companies, individual and Company performance. For 2000, Messrs. Cooper, Kime, W. J. Humphrey III and Brown receive an annual salary in the amount of $164,300, $174,900, $130,000, $114,450, respectively.

EXECUTIVE INCENTIVE COMPENSATION PLAN. The purpose of the current incentive plan is to maximize the success of the Company's objectives by providing incentive awards to those employees who attain and sustain consistently high levels of performance that impacts the profitability of the Company. The Committee believes the incentive formula ensures a level of award that is competitive with comparable levels of performance in other banks in order that the Company will be able to attract, retain and motivate quality executives and encourage attainment of specific Company goals and objectives. The Committee reviews the incentive plan annually. The Plan for the senior management group has five components which determine the potential award with the Plan: Return on Average Equity, Return on Average Assets, Net Interest Margin, the Ratios of Noninterest Income to Average Assets, and Noninterest Expense to Average Assets. There are participative levels within the plan that range from the maximum payout being 60% of salary for the CEO and executive officers and up to 40% of salary for senior management.

      Peter G. Humphrey's incentive award earned in 1999 was $121,717. The incentive was paid in 2000. As a result of the termination of a deferred compensation plan, Mr. Humphrey also received a payout of $34,261 representing the accrued value of his account as of June 30, 1999. Other executives receiving incentives were evaluated based on comparisons to predetermined corporate and bank goals. Each officer achieved a majority of their goals and received incentives consistent with the level of achievement. The incentives were paid in 2000. In addition, each bank CEO also received a payout of the accrued value of his deferred compensation plan.

STOCK OPTION PLAN. In order to provide long-term incentives to key senior management employees, including executive officers, to encourage share ownership by key officers, and to retain and motivate key officers to further shareholder returns, the Company has a Stock Option Plan. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The value of stock options granted is based on a percent of base salary and ranges from 3%-10%.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL. The Company has entered into agreements with each of the executives named in the Summary Compensation Table, providing for severance benefits when termination is without cause and for payments after a change of control and change of authority. These agreements are summarized in Defined Benefit Plan and Executive Agreements on page 12.


                             COMPENSATION COMMITTEE
                           James H. Wyckoff, Chairman
                                Barton P. Dambra
                                 Samuel M. Gullo
                               Donald G. Humphrey
                                  H. Jack South
                                Donald I. Wickham

                             STOCK PERFORMANCE GRAPH

The Stock Performance Graph compares the cumulative total return on the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market Index of U.S. Stocks and the SNL Securities L.C. ("SNL") $1 Billion - $5 Billion Bank Asset Size Index, for the period since June 25, 1999, when the Company began trading publicly, through December 31, 1999. The graph assumes that $100 was invested on June 25, 1999 in the Company's Common Stock and the indices, and that all dividends were reinvested.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                                 Period Ending
                                ------------------------------------------------
Index                           06/25/99  06/30/99  08/31/99  10/31/99  12/31/99
-----                           --------  --------  --------  --------  --------
Financial Institutions, Inc...   100.00    100.00     85.00     93.91     81.87
NASDAQ - Total US* ...........   100.00    105.17    107.61    115.56    156.17
SNL $1B-$5B Bank Asset-Size
Index ........................   100.00    102.94     96.99     99.84     94.69

SNL Securities LC
(C) 2000

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 1999.
Used with permission.  All rights reserved.  crsp.com.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth certain information about the compensation received by our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the "Named Executive Officers") in the capacities indicated.

                                                           Long-Term Compensation
                                   Annual Compensation               Awards
                                   -------------------     ----------------------
                                                                                  All Other
                                                           Securities              Compen-
                                                           Underlying            sation (1)
        Name and                    Salary       Bonus     Options/SARS            (2) (3)
   Principal Position      Year      ($)          ($)         (#)        Payouts      ($)
   ------------------      ----     -------      -----     ------------  ------- -----------
Peter G. Humphrey
President & Chief
     Executive             1999    $282,000    $121,717      94,000      34,261    $ 41,749
Officer of Financial       1998     249,956      94,012           0           0      41,149
Institutions ...........   1997     231,441      92,346           0           0      41,449

Jon J. Cooper
Senior Vice President
of Financial
Institutions and
President & Chief          1999    $155,000    $ 68,537      51,665       7,750    $  9,600
Executive Officer of       1998     135,000      52,198           0           0       7,394
Wyoming County Bank ....   1997     120,000      44,952           0           0           0

Thomas L. Kime
Senior Vice President
of Financial
Institutions and
President & Chief
Executive Officer of       1999    $165,000    $ 69,971      55,000      25,006    $ 28,423
The National Bank of       1998     151,672      60,059           0           0      27,423
Geneva .................   1997     140,438      54,565           0           0      28,823

W.J. Humphrey III
Senior Vice President
of Financial
Institutions and
President & Chief          1999    $125,000    $ 58,209      41,665      17,905    $ 20,994
Executive Officer of       1998     114,000      45,520           0           0      19,594
The Pavilion State Bank.   1997     108,573      34,689           0           0      20,029

Randolph C. Brown
Senior Vice President
of Financial
Institutions and
President & Chief          1999    $109,000    $ 42,207      36,335      12,603    $ 15,219
Executive Officer of       1998     100,000      35,890           0           0      14,237
First Tier Bank & Trust..  1997      95,000      19,565           0           0      13,430

1 Includes, for 1999, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $7,900, $9,600, $8,100, $7,900, and $4,277 for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey III and Brown, respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $33,849, $19,323, $13,094, and $10,942 for life insurance policies that cover Messrs. Peter Humphrey, Kime, W.J. Humphrey, III and Brown, respectively.

2 Includes, for 1998, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $7,300, $7,394, $8,100, $6,500 and $3,295 for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey III and Brown, respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $33,849, $19,323, $13,094 and $10,492 for life insurance policies, which cover Messrs. Peter Humphrey, Kime, W.J. Humphrey, III and Brown, respectively.

3 Includes, for 1997, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $7,600, $0, $9,500, $6,935, and $2,488 for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey III and Brown, respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $33,849, $19,323, $13,094, and $10,942 for life insurance policies that cover Messrs. Peter Humphrey, Kime, W.J. Humphrey, III and Brown, respectively.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                 % of    Exercise              Potential Realizable
                   Securitie     Total     or                    Value at Assumed
                   Underlying   Options    Base                Annual Rate of Stock
                    Options     Granted   Price               Price Appreciation for
                    Granted        to    ($ per  Expiration         Option Term
Name                  (#)      Employees  Share)   Date         5% ($)      10% ($)
----               ----------  --------- ------- ----------   ---------------------
Peter G
Humphrey .........   94,000      31.5%   $14.00   6/25/09      827,625    2,097,365

Jon J. Cooper.....   51,665      17.3%   $14.00   6/25/09      454,886    1,152,770

Thomas L. Kime....   55,000      18.5%   $14.00   6/25/09      484,249    1,227,182

W.J. Humphrey
III ..............   41,665      14.0%   $14.00   6/25/09      366,841      929,646

Randolph C
Brown ............   36,335      12.2%   $14.00   6/25/09      319,912      810,721

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR END OPTION VALUES

                                                         Number of
                                                         Securities           Value of Unexercised
                            Aggregate                    Underlying                In-The-Money
                             Option                  Unexercised Options         Options at Fiscal
                            Exercises                of Fiscal Year End             Year End
                      ----------------------   ---------------------------  --------------------------
                        Shares
                      Acquired
                         on          Value
                      Exercise      Realized
Name                     (#)          ($)      Exercisable   Unexercisable  Exercisable  Unexercisable
----                  --------      --------   -----------   -------------  -----------  -------------
Peter G
Humphrey ..........     None          --          None          94,000          --          --


Jon J. Cooper......     None          --          None          51,665          --          --


Thomas L. Kime.....     None          --          None          55,000          --          --


W.J. Humphrey
III ...............     None          --          None          41,665          --          --

Randolph C
Brown .............     None          --          None          36,335          --          --

                  DEFINED BENEFIT PLAN AND EXECUTIVE AGREEMENTS

      We maintain a defined benefit retirement plan that covers all of our full- and part-time employees who satisfy the eligibility requirements. Employees are eligible to participate in the plan if they have completed one year of employment and are at least 21 years of age. Participants with five or more years of service are entitled to annual pension benefits beginning at 62 years of age. The amount of the retirement benefit is 1.75% of the participant's highest average five consecutive years' compensation multiplied by the number of years of service up to 35 years, plus 1.25% of the participant's highest average five consecutive years' compensation for service in excess of 35 years, not to exceed 40 years of creditable service, less 0.49% of the average of the participant's final three years' compensation multiplied by the number of years of service up to 35 years. If a participant terminates employment with us before completing five years of service, such person forfeits the right to receive plan benefits. Total plan expense charged to our operations for 1999, 1998 and 1997 was $209,000, $35,000, and $126,000, respectively, and the market value of the assets held by the plan at December 31, 1999 was approximately $16.9 million. The following table sets forth the estimated plan benefits payable upon retirement for various levels of compensation and years of service:


                                         Years of Service
                    ---------------------------------------------------------
Compensation           15          20          25           30           35
------------           --          --          --           --           --
$150,000            $36,945       49,260      61,575      73,890       86,205
$175,000             39,570       52,760      65,950      79,140       92,330
$200,000             39,570       52,760      65,950      79,140       92,330
$250,000             39,570       52,760      65,950      79,140       92,330
$300,000             39,570       52,760      65,950      79,140       92,330
$350,000             39,570       52,760      65,950      79,140       92,330
$400,000             39,570       52,760      65,950      79,140       92,330
$450,000             39,570       52,760      65,950      79,140       92,330
$500,000             39,570       52,760      65,950      79,140       92,330

For purposes of determining benefits under the plan, compensation includes salary and bonus but cannot exceed $160,000. The benefit computation is based on a life annuity with a five-year certain. The Social Security Offset (included in the above figures) is 0.49% times the three-year final average salary up to covered compensation times the number of years of creditable service up to 35 years. This offset assumes a 2000 benefit for a participant of age 65. The estimated credited years of service for each of the Named Executive Officers as of December 31, 1999 was: Peter G. Humphrey, 20; Jon J. Cooper, 2; Thomas L. Kime, 21; W. J. Humphrey III, 24; Randolph C. Brown, 7.

      We maintain a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. At least one year of service is required to be eligible for employer-matching contributions. Participants may contribute up to 15% of their compensation to the Plan. Each year we determine, at our discretion, the amount of matching contributions. Total plan expense charged to our operations for 1999, 1998 and 1997 was $480,000, $398,000 and $389,000, respectively.


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

      The Company has an employment agreement with Mr. Peter G. Humphrey providing for his employment as the Company's President and Chief Executive Officer. The agreement is for a three-year term and provides for a base salary, participation in the Company's fringe benefit plans and, at the discretion of the Company's Compensation Committee, cash bonuses and grants of options under any of the Company's stock incentive plans. The agreement requires that Mr. Humphrey devote his entire business time, attention and efforts to the interests and business of the Company, its subsidiaries and their affiliates. The employment agreement includes change of control and change of authority provisions. If Mr. Humphrey's employment is terminated within twelve months after a change in control and a change of authority (as those terms are defined in the agreement), Mr. Humphrey will receive an amount equal to the sum of 300% of the base salary plus the average annual incentive compensation paid by the Company to him for the most recent three tax years ending before the date on which the change of control and change of authority occurred. In the event of termination without cause (as defined in the agreement) Mr. Humphrey will receive an amount equal to the sum of two years base salary plus the average of the annual incentive compensation paid for the most recent two tax years ending before the date on which termination occurred.

      Each of the executive officers of the Company is also the CEO of a subsidiary bank. The bank has an employment agreement providing for his employment as the bank's President and Chief Executive Officer. The agreement is for a three-year term and provides for a base salary, participation in the Company's fringe benefit plans, and at the discretion of the Company's Compensation Committee cash bonuses and grants of options under any of the Company's stock incentive plans. The agreement requires that the executive devote his entire business time, attention and efforts to the interests and business of the Company, its subsidiaries and their affiliates. The employment agreement includes change of control and change of authority provisions. If the executive's employment is terminated within twelve months after a change in control and a change of authority (as those terms are defined in the agreement), the executive will receive an amount equal to the sum of 200% of the base salary plus the average annual incentive compensation paid by the Company to him for the most recent two tax years ending before the date on which the change of control and change of authority occurred. In the event of termination without cause (as defined in the agreement) the executive will receive an amount equal to the sum of one year base salary and the annual incentive compensation paid for the most recent tax year ending before the date termination occurred.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

      As previously indicated, Donald G. Humphrey, a former Vice President of Wyoming County Bank, is a member of the Compensation Committee.


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

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

      Our directors, executive officers and many of our substantial shareholders and their associates are also our customers. "Associates" include corporations, partnerships and other organizations in which they are officers or partners, or in which they and their immediate families have at least a 5% interest. During 1999, we made loans in the ordinary course of business to many of our directors, executive officers, principal shareholders and their associates. All of these loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with us. Also, the loans did not involve more than the normal risk of collectibility or present other unfavorable features. On December 31, 1999, the aggregate principal amount of loans to our directors, named executive officers and their associates was $3,272,000 and the principal amount of loans to all of the directors and officers of the Company and our subsidiary banks, and their associates was $14,912,000. Loans to directors, executive officers and substantial shareholders are subject to limitations contained in the Federal Reserve Act, which requires that such loans satisfy certain criteria. We expect to have such transactions or transactions on a similar basis with our directors, executive officers, principal shareholders and their associates in the future.

       W.J. Humphrey, Jr. and Donald G. Humphrey are brothers. W.J. Humphrey, Jr. is the father of Peter G. Humphrey and W.J. Humphrey III. James H. Wyckoff is the son of Margaret Wyckoff, the sister of W.J. Humphrey, Jr. and Donald G. Humphrey.

      The Company has a Director and Officers Liability Insurance Policy issued by the Fidelity and Deposit Company of Maryland. In June 1999, the Company paid an annual premium of $48,878 for this policy.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership of Common Stock of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 1999.

                              SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the Company's proxy statement and form of proxy for next year's Annual Meeting, shareholder proposals that action be taken at the meeting must be received at the Company's principal executive offices by December 12, 2000, and to be eligible for consideration at the meeting, must be so received not less than 60 nor more than 90 days prior to the scheduled date of the meeting and satisfy certain other requirements provided in the Company's By-laws.

                                  OTHER MATTERS

      The Board of Directors of the Company knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

      The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some officers and employees of the Company may, without extra compensation, solicit proxies personally or by telephone or telegraph and the Company will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.

      SHAREHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE SECRETARY, FINANCIAL INSTITUTIONS, INC., 220 Liberty Street, Warsaw, New York 14569.

April 10, 2000


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